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                                                                   EXHIBIT 10(m)


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                              NEWMONT GOLD COMPANY
                  INTERMEDIATE TERM INCENTIVE COMPENSATION PLAN

        (AMENDED AND RESTATED GENERALLY EFFECTIVE AS OF JANUARY 1, 1998)



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                              NEWMONT GOLD COMPANY
                  INTERMEDIATE TERM INCENTIVE COMPENSATION PLAN

       (AS AMENDED AND RESTATED GENERALLY EFFECTIVE AS OF JANUARY 1, 1998)


         The board of directors of Newmont Gold Company, a Delaware Corporation (the "Company" or "NGC"), established the Newmont Gold Company Intermediate Term Incentive Compensation Plan (the "Plan"), effective January 1, 1997 (the "Effective Date"). The Plan is hereby amended and restated in its entirety, generally effective as of January 1, 1998, as set forth below.

                                     PURPOSE

         The purpose of the Plan is to provide to selected key employees of the Company and its Affiliated Entities (defined herein) that participate in the Plan a more direct interest in the success of the operations of the Company by rewarding their successful efforts to maximize production, minimize production costs, expand reserves and develop new capital projects in an optimal manner. Employees of the Company and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.


                                    ARTICLE I

                                   DEFINITIONS

         1.1 "Affiliated Entity(ies)" means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with the Company, either directly or indirectly, through stock ownership, control or otherwise, as determined by the Company, including but not limited to Newmont Mining Corporation ("NMC").

         1.2 "Board" means the Board of Directors of the Company.

         1.3 "Bonus Eligible Earnings" means the total base salary earnings of the Employee during the calendar year. If an Employee is absent from work because of a work-related injury, the Employee's "Bonus Eligible Earnings" will be determined by his actual gross W-2 base earnings during the Plan Year. In the case of a Terminated Eligible Employee who is Disabled, "Bonus Eligible Earnings" will be determined by his actual gross W-2 base earnings, including short-term disability pay received during the Plan Year, but excluding pay from any other source. If an Employee dies during the Plan Year, the "Bonus Eligible Earnings" for such Terminated Eligible Employee will be determined by his actual gross W-2 base earnings. If an Employee is on active military duty during a Plan Year, the "Bonus Eligible Earnings" will be determined by his actual gross W-2 base earnings during the Plan Year, exclusive of any military pay. If an Employee does not receive a W-2, his "Bonus Eligible Earnings" shall be determined on the basis of his actual gross base earnings for the Plan Year, or portion thereof, as shown on the payroll records of the Company or the Participating Employer. In all cases, an Employee's "Bonus Eligible Earnings" shall be computed before reduction for pre-tax contributions to an employee benefit plan of the Company

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pursuant to Section 401(k) or Section 125 of the Code. In the event of a Change of Control, each Participant's "Bonus Eligible Earnings" for purposes of computing the applicable ITIP Bonus in accordance with the provisions of Section
3.3 shall be equal to each such Participant's base salary, on an annualized basis, as of the date immediately preceding the Change of Control, or, in the case of a Participant who terminates employment prior to the date of the Change of Control, such Participant's base salary for the Plan Year through the date of termination of employment. Notwithstanding the foregoing, the "Bonus Eligible Earnings" of an Employee whose compensation is subject to the deduction limitation of Section 162(m) of the Code with respect to a Plan Year shall not exceed the annualized base salary of the Employee as in effect on the first day of such Plan Year.

         1.4      "Change of Control" means:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of NMC (the "Outstanding NMC Common Stock") or (ii) the combined voting power of the then outstanding voting securities of NMC entitled to vote generally in the election of directors (the "Outstanding NMC Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from NMC, (ii) any acquisition by NMC, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by NMC or any corporation controlled by NMC or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

                  (b) Individuals who, as of the date hereof, constitute the Board of Directors of NMC (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of NMC; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by NMC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of NMC; or

                  (c) Consummation by NMC of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NMC or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding NMC Common Stock and Outstanding NMC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns NMC or all

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or substantially all of NMC's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding NMC Common Stock and Outstanding NMC Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of NMC or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

             (d) Approval by the shareholders of NMC of a complete liquidation or dissolution of NMC.

         1.5 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         1.6 "Common Stock" means the $1.60 par value common stock of Newmont Mining Corporation.

         1.7 "Company" means NGC, and where the context requires, any Affiliated Entity that has become a Participating Employer.

         1.8 "Compensation Committee" means the Board and the Compensation Committee of the Board of Directors of NMC, as applicable.

         1.9 "Disability" means a condition such that the Employee has terminated employment with the Company and/or all Participating Employers with a qualifying disability and has immediately begun receiving benefits from a long-term disability plan of the Company or a Participating Employer.

         1.10 "Earnings Factor" means the Performance Factor determined with respect to NMC's Earnings Per Share for the relevant Performance Period.

         1.11 "Earnings Per Share" means the earnings per share, before extraordinary items (determined in accordance with the provisions of Accounting Principles Board Opinion Number 30), of NMC, for the relevant Performance Period, as determined by the Company.

         1.12 "Employee" means a full time, salaried employee of the Company and/or a Participating Employer, excluding temporary or leased employees. For purposes of this Plan, an employee is any individual who provides services to the Company as a common law employee and whose remuneration is subject to the withholding of federal income tax pursuant to Section 3401 of the Code. An Employee shall not include any individual (i) who provides services to the Company and/or a Participating Employer under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor by the Company and/or

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a Participating Employer, or (ii) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Section 3401 of the Code even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding.

         1.13 "Fair Market Value" means, with respect to a share of Common Stock as of a given date, the average of the high and low sales prices for a share of Common Stock as reported for New York Stock Exchange issues in The Wall Street Journal for such date; provided, however, that if there is no sale of shares of Common Stock reported in The Wall Street Journal on such date, such fair market value shall be the average between the bid and asked prices for a share of common stock reported in The Wall Street Journal at the close of trading on such date; provided further, however, that if no such prices are reported for such day, the most recent day for which such prices are available shall be used. In the event that the method for determining the fair market value of a share of Common Stock provided for in the previous sentence shall not be practicable, then such fair market value shall be determined by such other reasonable valuation method as the Compensation Committee shall, in its discretion, select and apply in good faith as of the given date.

         1.14 "ITIP Bonus" means the bonus payable to a Participant under this Plan with respect to a Performance Period (or portion thereof as provided in Section 3.2), which shall be determined by multiplying the Participant's Bonus Eligible Earnings for the last Plan Year of such Performance Period (or portion thereof) by the product of the following: 70% times (Targeted Payout Percentage times Management Effectiveness Factor) plus 30% times (Targeted Payout Percentage times Earnings Factor).

         1.15 "Management Effectiveness Factor" means, with respect to any Performance Period, the average of the Production Factor, the Total Cost Factor and the Total Reserves Factor for such Performance Period.

         1.16 "Measure of Performance" means Production Equity Ounces, Total Cost Per Equity Ounce, Total Reserves Equity Ounces and Earnings Per Share, as the case may be.

         1.17 "NMC" means Newmont Mining Corporation, a Delaware corporation.

         1.18 "Participant" means an Employee who has satisfied the eligibility requirements of Article II and who is, or may become, entitled to an ITIP Bonus under the provisions of this Plan.

         1.19 "Participating Employer" means the Company and any Affiliated Entity that the Company determines shall participate in the Plan.

         1.20 "Pay Grade" means those jobs sharing a common salary range, as designated by the Company. If the Pay Grade of a Participant changes during the Performance Period, the Targeted Payout Percentage applicable to such Participant shall be prorated in accordance with the provisions of Section 1.29. Notwithstanding the foregoing, for purposes of this Plan the Pay Grade of an Employee whose compensation is subject to the deduction limitation of Section 162(m) of the Code with respect to a Plan Year shall be the Pay Grade applicable to such Employee as of the first day

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of the applicable Performance Period, or such lesser Pay Grade as may be assigned to the Employee during such Performance Period.

         1.21 "Performance Categories" means the following categories used to determine the Performance Factors: "Outstanding," "Excellent," "Target," "Threshold" and "Unacceptable". The Compensation Committee shall approve the level of performance for each Performance Category and for each Measure of Performance with respect to each Performance Period. The approval of the level of performance for each Performance Category and for each Measure of Performance with respect to each Performance Period shall be conducted so as to comply with the requirements for exemption from the limitations of Section 162(m) of the Code. The Compensation Committee shall retain the discretion to change the required levels of performance, and the underlying measurements of performance, in order to reflect the acquisition or disposition of assets, or for other reasons as determined by the Compensation Committee in its sole discretion, provided, however, that any such change shall be in conformity with generally accepted accounting principles and provided further that no such change shall result in any increase in the amount of ITIP Bonus payable to a Participant hereunder whose compensation is subject to the deduction limitation of Section 162(m) of the Code and all such changes shall be consistent with the requirements for exemption under Section 162(m) of the Code.

         1.22 "Performance Factor" means the Production Factor, the Total Cost Factor, the Total Reserves Factor or the Earnings Factor, as the case may be, for the relevant Performance Period. The Performance Factor for each of the foregoing Factors shall be determined based upon where each such Measure of Performance falls with respect to the level of performance approved by the Compensation Committee for each Performance Category. The Performance Factor for the Outstanding Performance Category shall be three, the Performance Factor for the Excellent Performance Category shall be two, the Performance Factor for the Target Performance Category shall be one, the Performance Factor for the Threshold Performance Category shall be zero, and the Performance Factor for the Unacceptable Performance Category shall be minus one. The Performance Factor for each Measure of Performance will be determined by interpolation, with rounding to the nearest 0.01, where the Measure of Performance falls between the specified Performance Categories for such Performance Period. If the Performance Factor with respect to any Measure of Performance falls below the Threshold Performance Category, a negative Performance Factor for that Measure of Performance will apply for the relevant Performance Period and such negative Performance Factor must be offset by other positive Performance Factors in order for there to be an ITIP Bonus. The Compensation Committee shall certify in writing, prior to the payment of any ITIP Bonus, that the Performance Factors used for the calculation of the ITIP Bonus have been attained and take any other action required in order to qualify for the exemption from the provisions of
Section 162(m) of the Code.

         1.23 "Performance Period" means the period of Plan Year(s) over which the Measures of Performance shall be calculated for purposes of determining the amount of an ITIP Bonus. The initial Performance Period shall be the calendar year 1997, the second Performance Period shall be the period from January 1, 1997 through December 31, 1998, and the next Performance Period shall be the period from January 1, 1997 through December 31, 1999. Performance Periods beginning on January 1, 1998 and future years shall be composed of three Plan Years.

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         1.24 "Plan Year" means the calendar year.

         1.25 "Position(s)" means the defined job(s) held by an Employee during the Plan Year.

         1.26 "Production Equity Ounces" means the total equity ounces produced by the Company in the relevant Performance Period, as calculated by the Company and approved by the Compensation Committee.

         1.27 "Production Factor" means the Performance Factor attributable to Production Equity Ounces with respect to the relevant Performance Period.

         1.28 "Retirement" means termination of employment with the Company and/or all Participating Employers by an Employee who immediately begins to receive benefits from a defined benefit pension plan of the Company or a Participating Employer.

         1.29 "Targeted Payout Percentage" means the percentage of a Participant's Bonus Eligible Earnings taken into account when calculating the ITIP Bonus with respect to a Performance Period. The Targeted Payout Percentage for the Payout Period beginning January 1, 1997 and ending December 31, 1997, the Performance Period beginning January 1, 1997 and ending December 31, 1998 and the Performance Period beginning January 1, 1997 and ending December 31, 1999 shall be determined in accordance with the provisions of Schedule A attached hereto and hereby made a part hereof. Targeted Payout Percentages for subsequent Performance Periods shall be established by the Compensation Committee and attached as additional Schedules to this Plan. If the Pay Grade of a Participant changes during a Performance Period, the Targeted Payout Percentage applicable to such Participant shall be prorated based upon the number of days spent in each Pay Grade during the Performance Period, provided, however, that for purposes of this Plan, the Pay Grade of an Employee whose compensation is subject to the deduction limitation of Section 162(m) of the Code with respect to a Plan Year shall be the Pay Grade applicable to such Employee as of the first day of the applicable Performance Period, or such lesser Pay Grade as may be assigned to the Employee during such Performance Period.

         1.30 "Total Cost Factor" means the Performance Factor determined with respect to the Company's Total Cost Per Equity Ounce for the relevant Performance Period.

         1.31 "Total Cost Per Equity Ounce" means the Company's total cost of producing an ounce of gold during the relevant Performance Period, which shall be determined by dividing the total cost of producing an ounce of gold during such Performance Period by the total Production Equity Ounces for such Performance Period. The Total Cost Per Equity Ounce shall be calculated by the Company and approved by the Compensation Committee.

         1.32 "Total Reserves Equity Ounces" means the Company's total equity ounces of gold in proven and probable gold reserves at the end of the relevant Performance Period as calculated by the Company and approved by the Compensation Committee.


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         1.33 "Total Reserves Factor" means the Performance Factor determined with respect to the Total Reserves Equity Ounces for the relevant Performance Period.


                                   ARTICLE II

                                   ELIGIBILITY

         All Employees of the Company and/or a Participating Employer in Pay Grades 109 and above are eligible to receive an ITIP Bonus under the Plan, provided (i) they are on the payroll of the Company and/or a Participating Employer as of the last day of the relevant Performance Period or (ii) they have terminated employment with the Company and/or a Participating Employer during the Performance Period and the Vice President of Human Resources of the Company, acting in his sole discretion, has approved in writing their eligibility to receive an ITIP Bonus. Employees who are on short-term disability under the Company's short-term disability policy or not working because of a work-related injury as of the last day of the Plan Year shall be eligible to receive a bonus under clause (i). Notwithstanding the foregoing provisions of this Article II, the Compensation Committee may, prior to the end of any Performance Period, exclude from eligibility for participation under this Plan with respect to such Performance Period any Employee or Employees, as the Compensation Committee may determine in its sole discretion.


                                   ARTICLE III

                              PAYMENT OF ITIP BONUS

         3.1 Determination of ITIP Bonus. As soon as reasonably practicable after the end of each Performance Period, when all of the necessary information with respect to the Performance Factors for such Performance Period have been determined, the Compensation Committee shall certify in writing the extent to which the Measures of Performance satisfy the Performance Categories, the Performance Factors achieved with respect to such Performance Period, and any other material terms of this Plan that apply to the payment of the ITIP Bonus. Following such certification, payment of the ITIP Bonus shall be made to the eligible Participants in accordance with the provisions of this Article III as soon as reasonably practicable.

         3.2 Termination of Employment During Performance Period. If a Participant terminates employment during a Performance Period and the Vice President of Human Resources of the Company has determined in writing that such Participant should receive an ITIP Bonus with respect to such Performance Period, the Participant shall be entitled to a prorated ITIP Bonus calculated by using the Performance Factors applicable to the Plan Year during which the Participant terminated employment, calculated at the end of such Plan Year, and multiplied by the employee's Bonus Eligible Earnings for such Plan Year. If a Participant terminates employment before the completion of one full Plan Year during a Performance Period no ITIP Bonus shall be paid. Payment shall be made to a terminated Participant with respect to a Performance Period at the same time that

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payments with respect to such Performance Period are made to Participants in accordance with the provisions of Section 3.1.

         3.3 Change of Control. In the event of a Change of Control, each Participant (including any Participant who has terminated employment with the Company and/or a Participating Employer during the relevant Performance Period and who has been designated in writing by the Vice President of Human Resources of the Company as eligible to receive an ITIP Bonus) shall become entitled to the payment of an ITIP Bonus based upon the applicable Targeted Payout Percentage for the Performance Period during which such Change of Control occurs and calculated based upon a Performance Category for each Performance Factor equal to the greater of the actual Performance Category attained with respect to such Performance Factor or the Target Performance Category. If a Change of Control occurs prior to January 1, 2000, the Targeted Payout Percentages set forth on Schedule A under the column headed 1997-1999 shall be applied to determine the amount of the ITIP Bonus payable in accordance with the provisions of this Section. If a Change of Control occurs prior to the time that the Compensation Committee has established the Targeted Payout Percentages or the levels of performance for the Performance Categories and Measures of Performance for a Performance Period, the levels of performance and Targeted Payout Percentages shall be based upon the immediately preceding Performance Period. Notwithstanding the provisions of Section 3.5, in the event of a Change of Control, the ITIP Bonus payable pursuant to this Section 3.3 shall be paid entirely in cash. Payment of the ITIP Bonus under the foregoing circumstances shall be made as soon as practicable following the date of the Change of Control. Upon the completion of such payments, the Participants shall have no further right to the payment of any ITIP Bonus hereunder (other than an ITIP Bonus previously earned but not yet paid) and this Plan shall terminate.

         3.4 Limitation on ITIP Bonus. The maximum ITIP Bonus payable to any Participant under this Plan with respect to a Performance Period shall not exceed 300% of the amount of such Bonus payable to the Participant if all Performance Factors were at the Target Performance Category level, based upon the Bonus Eligible Earnings of such Participant for the last Plan Year in the Performance Period. Notwithstanding the foregoing, the largest ITIP Bonus payable to any Participant under this Plan with respect to any Performance Period shall not exceed $3 million.

         3.5 Form of Payment. The amount of ITIP Bonuses payable under this Plan shall be paid 50% in cash and 50% in shares of Common Stock (payable in whole shares only with excess amounts paid in cash), which shall be subject to the restrictions set forth in Section 3.7 below. The number of shares of Common Stock to be issued in payment of an ITIP Bonus shall be determined based upon the Fair Market Value of the Common Stock on the date that the Compensation Committee meets and certifies the satisfaction of the material terms of this Plan with respect to the payment of the ITIP Bonus in accordance with the provisions of Section 3.1. Notwithstanding the foregoing, (i) the Compensation Committee may, in its sole discretion, cause all or any portion of any ITIP Bonus otherwise payable in shares of Common Stock to be paid in cash, and (ii) if a Participant terminates employment before payment of an ITIP Bonus and if all of the Participant's shares of Common Stock granted pursuant to this Plan are non-forfeitable and are transferrable, in accordance with the provisions of
Section 3.7, the Participant's ITIP Bonus may be paid in cash if approved by the Vice President of Human Resources of the Company.


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         3.6 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as the Company may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. The Compensation Committee may, in its sole discretion, permit any Participant to satisfy the applicable withholding by causing the Company to withhold the appropriate number of shares of Common Stock from the ITIP Bonus otherwise payable and to make the requisite withholding payments on behalf of the Participant.

         3.7 Restrictions on Common Stock. (a) Shares of Common Stock issued as payment of a portion of an ITIP Bonus hereunder shall be restricted and subject to forfeiture as follows: If a Participant terminates employment prior to the first anniversary of the date on which such shares of Common Stock were granted to the Participant (as determined by the Compensation Committee) (the "Grant Date"), all such shares of Common Stock shall be forfeited. If a Participant terminates employment more than one year after the Grant Date, but prior to the second anniversary of the Grant Date, the Participant shall forfeit 50% of the shares of Common Stock awarded as a part of such ITIP Bonus. If a Participant terminates employment on or after the second anniversary of the Grant Date, the shares of Common Stock shall not be subject to forfeiture. Notwithstanding the foregoing, if a Participant terminates employment on account of death, Disability, Retirement, Change of Control, or other termination approved by the Vice President of Human Resources of the Company in writing, none of the shares of Common Stock granted to the Participant pursuant to this Plan shall be subject to forfeiture.

                  (b) Shares of Common Stock issued hereunder as a part of an ITIP Bonus shall not be subject to transfer by the Participant for a period of five years from the Grant Date on which such shares of Common Stock were issued, provided, however, that such Common Stock shall be transferable (i) if approved in writing by the Vice President of Human Resources of the Company in the event of the Death, Disability, Retirement of the Participant, or other termination of employment, (ii) in the event of a Change of Control, or (iii) to family trusts or similar vehicles for personal estate planning purposes as approved by the Vice President of Human Resources of the Company in writing.

                  (c) The Compensation Committee shall cause a legend to be placed on the Common Stock certificates issued pursuant to this Plan referring to the restrictions provided by this Section and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions: (i) requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or (ii) requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

                  (d) Shares of Common Stock issued under this Plan may be issued pursuant to the provisions of the Newmont Mining Corporation 1996 Employees Stock Plan, or otherwise, as determined in the sole discretion of the Compensation Committee.

                  (e) The Compensation Committee may, in its sole discretion, require the Participant to agree not to make an election pursuant to Section 83(b) of the Code as a condition for the receipt of Common Stock hereunder.

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         3.8 Stockholder Approval Requirement. Notwithstanding the foregoing provisions of this Article III, no ITIP Bonus shall be paid under this Plan to a Participant to the extent that such payment would be non-deductible under the provisions of Section 162(m) of the Code unless and until the stockholders of the Company have approved this Plan and the material terms of the performance goals established under this Plan in conformity with the requirements of Section 162(m) of the Code and the Regulations thereunder.

         3.9 Deferral of Certain Payments. Notwithstanding the foregoing provisions of this Article III, if a Participant would receive compensation with respect to any Plan Year, including ITIP Bonuses under this Plan, that would exceed the $1 million compensation deduction limitation of Section 162(m) of the Code and therefore be non-deductible for federal income tax purposes, the amount of the Participant's ITIP Bonus for such Plan Year may be reduced by the Compensation Committee to the extent necessary to avoid such limitation and any such reduction shall be paid to the Participant in a subsequent year in accordance with the provisions of this Section. In the event of any such deferral, the amount deferred, which shall consist of the cash portion of the ITIP Bonus and the number of shares of Common Stock that would have otherwise been issuable to the Participant, together with interest and dividends credited as set forth below, shall be paid to the Participant in the first calendar year during which the deduction of such amounts shall not be subject to the limitations of Section 162(m) of the Code. The amount of the cash portion of the ITIP Bonus deferred shall be credited to a special deferred compensation account in the name of the Participant and such account shall be credited with interest at a rate equal to the rate of interest announced publicly by The Chase Manhattan Bank (National Association) from time to time as its "prime rate", with the interest rate hereunder adjusted at such time as such "prime rate" is adjusted, from the period beginning upon the date on which such amount otherwise would have been paid under the provisions of this Plan through the last day of the month immediately preceding the date of payment. Any dividends paid with respect to the shares of Common Stock that are deferred in accordance with the provisions of this Section 3.9 shall be credited to the special deferred compensation account as of the date such dividends would otherwise have been paid and such amounts shall be credited with interest as above provided. Notwithstanding the foregoing, in the event of a Change of Control, all amounts deferred in accordance with the provisions of this Section, together with interest and dividends credited with respect to such deferred amounts, shall be paid to the appropriate Participants as soon as practicable following the date of the Change of Control. Determinations with respect to the deferral of ITIP Bonuses hereunder shall be made by the Compensation Committee in its sole discretion.

                                   ARTICLE IV

                               GENERAL PROVISIONS

         4.1 Administration. The Plan will be administered by the Compensation Committee or its delegees. The Compensation Committee shall interpret the provisions of the Plan in its full and absolute discretion. The determinations of the Compensation Committee with respect to the Plan shall be conclusive. All expenses of the Company in administering the Plan shall be borne by the Company.


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         4.2 Plan Unfunded. The Plan shall be unfunded and no trust or other funding mechanism shall be established for the Plan. All benefits to be paid pursuant to the Plan shall be paid by the Company from its general assets and an Employee (or his heir or devisee) shall not have any greater rights than a general, unsecured creditor against the Company for any benefit hereunder.

         4.3 Participation in Plan by Affiliates. Any Affiliated Entity shall become a party to this Plan and become a Participating Employer upon designation by the Company as a Participating Employer.

         4.4 Amount Payable Upon Death of Employee. If a Participant who is entitled to payment hereunder dies before receiving full payment of the amount due, such amount shall be paid, in a cash lump sum, to the beneficiary or beneficiaries designated by the Participant to receive life insurance proceeds under the Company's life insurance plan. In the absence of an effective beneficiary designation under said plan, any amount payable hereunder following the death of a Participant shall be paid to the Participant's estate.

         4.5 Right of Offset. To the extent permitted by applicable law, the Company may, in its sole discretion, apply any bonus payments otherwise due and payable under this Plan against any Participant loans outstanding to the Company or other debts of the Participant to the Company.

         4.6 Amendments, Termination, Etc. The Board, upon the recommendation of the Compensation Committee, may at any time amend, modify, suspend or terminate the Plan.

         4.7 Payments Due Minors or Incapacitated Persons. If any person entitled to a payment under the Plan is a minor, or if the Compensation Committee determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Compensation Committee shall have the power to cause the payment becoming due to such person to be made to another for his benefit, without responsibility of the Compensation Committee, the Company, or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Compensation Committee, the Plan and the Company.

         4.8 Section Headings. The Section headings are included herein only for convenience, and they shall have no effect on the interpretation of the Plan.

         4.9 Severability. If any article, section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

         4.10 No Right to Employment. The establishment of this Plan shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, the Company or any Affiliated Entity, or to give any Employee or any person any right to receive any payment whatsoever, except as provided under this Plan. All Employees shall remain subject to discharge from employment to the same extent as if this Plan had never been adopted.

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




         4.11 Transferability. Any ITIP Bonus payable hereunder is personal to the Participant and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

         4.12 Successors. This Plan shall be binding upon and inure to the benefit of the Company, the Participating Employers and the Participants and their respective heirs, representatives and successors.

         4.13 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

         Adopted as of January 1, 1998.

                                             NEWMONT GOLD COMPANY


                                             By: /s/ TIMOTHY J. SCHMITT
                                                 ----------------------------


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




                                   SCHEDULE A

                           TARGETED PAYOUT PERCENTAGES



                Pay Grade                 1997                1997-1998           1997-1999
                ---------                 ----                ---------           ---------
                    203                    N/A                   N/A                 N/A
                    202                    28%                   56%                 85%
                  200-201                  25%                   50%                 75%
                  113-114                  17%                   34%                 50%
                  111-112                  13%                   26%                 40%
                    110                    10%                   20%                 30%
                    109                     7%                   14%                 20%


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